FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the [_] day of [_], 2026, by and between MIG REF II INFR, LLC, a Delaware limited liability company (“Investor”), and Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”).

RECITALS

A.       WHEREAS, on the date hereof, the Company is issuing and selling to Investor, and Investor is purchasing from the Company, (i) 2,923,976 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), for an aggregate purchase price of $5,000,000, (ii) a senior secured convertible promissory note in the aggregate principal amount of $10,000,000 (the “Convertible Note”), which is convertible into shares of Class A Common Stock (the “Conversion Shares”), and (iii) warrants (the “Warrants”) to purchase up to 1,754,386 shares of Class A Common Stock (the “Warrant Shares”), pursuant to the Subscription Agreement, dated as of July 19, 2026 (the “Subscription Agreement”), between the Company and Investor;

B.       WHEREAS, in connection with the closing of the transactions contemplated by the Subscription Agreement, the Company and its board of directors (the “Board”) have agreed to reconstitute the Board as set forth herein, including the appointment to the Board of the nominees designated by Investor as set forth herein; and

C.       WHEREAS, as an inducement to Investor to enter into the Subscription Agreement and purchase the Shares, the Convertible Note and the Warrants, Investor and the Company hereby agree that this Agreement shall govern the respective rights of the parties specified herein, including the rights of Investor to (i) identify and designate director nominees for appointment or election to the Board, (ii) designate a member of the Capital Committee of the Board (the “Capital Committee”), (iii) designate a non-voting observer to attend meetings of the Board, (iv) participate in certain future equity or equity-linked financings of the Company, (v) receive certain project-level acquisition fees and/or promote incentives for certain post-closing services provided to the Company, and (vi) require the registration for resale under the Securities Act of the Shares, the Conversion Shares, the Warrant Shares and any shares of Class A Common Stock issuable pursuant to the Sponsor Incentive (as defined herein), in each case subject to the terms and conditions set forth below.

Unless otherwise provided, all capitalized terms shall have the meaning ascribed to them in Section 1.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                   Definitions. For purposes of this Agreement:

(a)                “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

(b)                “Atlas Investor” means Atlas GREE Investment Holdco LLC and its permitted successors and assigns.

(c)                “beneficially own” shall have the meaning ascribed to such term under Rule 13d-3 of the Exchange Act. For the avoidance of doubt, references to Investor’s and its Affiliate’s beneficial ownership of Class A Common Stock in this Agreement shall include the Conversion Shares issuable upon conversion of the Convertible Note and the Warrant Shares issuable upon exercise of the Warrants.

(d)                “business day” means any day on which national banks are open for business in the City of New York.

(e)                “Commission” means the United States Securities and Exchange Commission.

(f)                 “Confidential Information” means all information or documentation relating to or concerning the Company, its subsidiaries or Affiliates, whether or not owned by the Company, which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable law), drawings, samples, devices, trade secrets, technical information, results of research and other data, in whatever form communicated or maintained, whether oral, written, electronic or otherwise; provided, however, that “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Investor or any of its representatives in violation of this Agreement, (ii) was lawfully within Investor’s possession prior to its being furnished to Investor by or on behalf of the Company, provided further that the source of such information was not known by Investor to be, and, after reasonable inquiry, should not have been known by Investor to be, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other Person with respect to such information, or (iii) is independently developed by or for Investor after the initial disclosure by the Company, provided that such development occurred without reference to, reliance upon, or use in any way of, any Confidential Information received from or on behalf of the Company.

(g)                “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise; “controls” and “controlled by” have correlative meanings.

(h)                “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)                 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any similar registration form under the Securities Act subsequently adopted by the Commission.

(j)                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any similar registration form under the Securities Act subsequently adopted by the Commission that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(k)                “Governing Documents” mean the Company’s bylaws, certificate of incorporation or similar constituent documents, together with any other document which may set forth qualification requirements applicable to members of the Board or which may set forth items which require the approval of specified members or types of members of the Board, in all cases as the same may be amended from time to time.

(l)                 “Heightened Independence Standards” means the independence requirements applicable to directors of the Company under the listing standards of The Nasdaq Stock Market or any other national securities exchange on which the Company’s Class A Common Stock is then listed, as well as any heightened independence requirements applicable to service on committees of the Board, in each case as amended from time to time.

(m)              “Holder” means any holder of Registrable Securities.

(n)                “MIG Director” and “MIG Directors” mean the Initial MIG Director, any director of the Company that Investor designates for appointment or election to the Board pursuant to Section 2(c), and each of them individually, and any Qualified Replacement.

(o)                “Ownership Period” means any period of time during which Investor has the right to designate at least one (1) MIG Director for nomination as a director of the Company as described in Section 2(c).

(p)                “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(q)                “Qualified Replacement” means any individual designated by Investor who completes the standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members and applicable to directors of companies listed on The Nasdaq Stock Market or any other national securities exchange on which the Company’s Class A Common Stock is then listed.

(r)                 “Registrable Securities” means shares of Class A Common Stock beneficially owned by Investor or its Affiliates in an amount equal to the aggregate number of the Shares, the Conversion Shares, the Warrant Shares and any shares of Class A Common Stock that may be issued by the Company to Investor and its assignees pursuant to the Sponsor Incentive from time to time, plus any shares of Class A Common Stock distributed to Investor or its Affiliates by the Company as a dividend on the Shares, the Conversion Shares, the Warrant Shares or the shares of Class A Common Stock issued pursuant to the Sponsor Incentive.

(s)                 “SEC Rule 144” means Rule 144 promulgated by the Commission under the Securities Act.

(t)                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u)                “Shelf Registration” means a registration on a Shelf Registration Statement under Rule 415 promulgated under the Securities Act.

(v)                “Shelf Registration Statement” means a Form S-1 or Form S-3 effecting a Shelf Registration.

2.                   Board.

(a)                (i) Effective with the Closing (as defined herein), the Board shall have taken all actions necessary:

(A)              to set the size of the whole Board at ten (10); and

(B)              to fill the vacancies created by resignations of certain directors (the “Initial Outgoing Directors”), such that the directors who shall comprise the Board shall be as follows:

(1)                [____], [____], [____] and [____], who have been nominated by the Atlas Investor for approval by the Board;

(2)                the Company’s Chief Executive Officer; and

(3)                [____] and [____], each of whom meets the Heightened Independence Standards and was identified by Investor and consented to by the Company and the Atlas Investor, [____], who meets the Heightened Independence Standards and who was identified by the Atlas Investor and consented to by the Company and Investor, and [____] and [____], each of whom meets the Heightened Independence Standards and who was identified by the Company and consented to by Investor and the Atlas Investor.

The resignations of the Initial Outgoing Directors shall be effective not later than the closing of the transactions contemplated by the Subscription Agreement (the “Closing” and such date, the “Closing Date”) and the reconstitution of the Board and the election or appointment of the directors to the Board in accordance with clause (B) of this Section 2(a)(i) shall be effective upon the Closing.

(ii)               Effective upon the date on which the Regulatory Approvals (as defined in the Subscription Agreement) are obtained (such date, the “Regulatory Approvals Date”), the Board shall have taken all actions necessary:

(A)              to set the size of the whole Board at eight (8); and

(B)              to fill the vacancies created by resignations of certain directors (the “Additional Outgoing Directors”), such that the directors who shall comprise the Board shall be as follows:

(1)                one (1) individual, who shall have been nominated by Investor for approval by the Board (the “Initial MIG Director”) (provided, that if such individual is then currently serving as a director of the Company, Investor need not renominate such individual for approval by the Board);

(2)                one (1) individual, who shall have been nominated by the Atlas Investor for approval by Board (provided, that if such individual is then currently serving as a director of the Company, the Atlas Investor need not renominate such individual for approval by the Board);

(3)                the Company’s Chief Executive Officer; and

(4)                two (2) individuals, each of whom meets the Heightened Independence Standards and who shall have been identified by Investor and consented to by the Company and the Atlas Investor, one (1) individual, who meets the Heightened Independence Standards and who shall have been identified by the Atlas Investor and consented to by the Company and Investor, and two (2) individuals, each whom meets the Heightened Independence Standards and who shall have been identified by the Company and consented to by Investor and the Atlas Investor.

Promptly following the date of this Agreement, each of Investor and the Company shall deliver to the other party and to the Atlas Investor written notice identifying each individual such party is entitled to identify or designate for service on the Board effective as of the Regulatory Approvals Date pursuant to Section 2(a)(ii)(B), together with a fully completed copy of the Company’s standard director and officer questionnaire and such other reasonable and customary director onboarding documentation as the Company requires for nominees to the Board. Following receipt of such completed materials, the Company may complete a customary background check and, if reasonably requested by Nominating and Governance Committee of the Board (the “Nominating Committee”), arrange an interview between such individual and members of the Board. The Nominating Committee and the Board, each acting reasonably and in good faith, shall make their determination regarding whether each such individual nominated pursuant to Section 2(a)(ii)(B)(4) meets the Heightened Independence Standards and otherwise qualifies to serve as a director promptly thereafter. If any proposed individual is not approved, the party that identified or designated such individual shall be permitted to identify or designate one or more additional individuals in accordance with the same procedures until an approved individual is selected. Each party shall use reasonable best efforts to cause all required notices, questionnaires, onboarding materials, background checks, interviews and approvals to be completed prior to the Regulatory Approvals Date so that the reconstitution of the Board contemplated by this Section 2(a)(ii) may become effective on the Regulatory Approvals Date.

The resignations of the Additional Outgoing Directors shall be effective not later than the Regulatory Approvals Date and the reconstitution of the Board and the election or appointment of the directors to the Board in accordance with clause (B) of this Section 2(a)(ii) shall be effective on the Regulatory Approvals Date. The Company agrees to permit the MIG Directors, as of the date of their election or appointment, to participate as independent directors (if so qualified) in all decisions regarding transactions that require the approval of independent directors under applicable law or the Governing Documents.

Following the reconstitution of the Board in accordance with clause (B) of this Section 2(a)(ii), the Board shall consist of no more than eight (8) members; provided, however, that the size of the Board may be increased with the approval of the Board, including the affirmative vote of the MIG Directors.

(b)                Following the appointment of the MIG Directors, if a MIG Director ceases to serve or is unable to serve as a director for any reason (including death, disability, resignation or removal), Investor shall have the right to designate a substitute person(s) to replace such MIG Director; provided that Investor’s beneficial ownership of the then-outstanding Class A Common Stock on a fully diluted basis is at least five percent (5.0%). The appointment of any such replacement candidate shall be subject to (i) the execution and delivery by such candidate of a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new directors, and (ii) the Board determining in good faith such replacement candidate to be reasonably acceptable (such determination not to be unreasonably withheld, conditioned or delayed). Any replacement candidate designated by Investor shall submit to the Company the documentation contemplated in clause (i) above in this Section 2(b). Within five (5) business days following the Company’s receipt of the completed documentation (or ten (10) business days in the case of a candidate who is not a U.S. person and resident), the Company shall complete a customary background check and, if requested by the Nominating Committee, arrange an interview between the candidate and no more than two (2) members of the Board. The Nominating Committee and the Board, each acting reasonably and in good faith, shall make their determination regarding whether such candidate so qualifies pursuant to clause (ii) above in this Section 2(b) within five (5) business days of the later of (x) the completion of the background check and (y) any such interview. In the event the Nominating Committee and the Board do not accept a replacement director candidate recommended by Investor as the Qualified Replacement (it being acknowledged that the Nominating Committee and the Board cannot unreasonably withhold, condition or delay their acceptance), Investor shall have the right to designate additional replacement director(s) to fill the resulting vacancy, whose appointment shall be subject to the Nominating Committee and the Board recommending such person in accordance with the procedures described above, until a Qualified Replacement is approved and appointed to the Board. Upon a Qualified Replacement’s appointment to the Board, such Qualified Replacement shall be deemed to be a MIG Director for all purposes under this Agreement.

(c)                (i) On the Regulatory Approvals Date and at any time thereafter until the date of the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”), Investor shall have the right to nominate one (1) director for appointment or election to the Board pursuant to Sections 2(a)(ii)(B)(1) and 2(b), subject to Investor and its Affiliates collectively beneficially owning at least five percent (5.0%) of the outstanding shares of Class A Common Stock calculated on a fully diluted basis. Following the 2027 Annual Meeting, subject to Section 2(c)(ii), for so long as Investor and its Affiliates collectively beneficially own the percentage of the outstanding shares of Class A Common Stock calculated on a fully diluted basis set forth below under the column titled “Ownership Percentage,” Investor shall have the right to nominate the number of MIG Directors set forth below under the column titled “Number of MIG Directors” pursuant to this Section 2.

Ownership Percentage	Number of MIG Directors

7.5% or more	Two (2)

Less than 7.5%	One (1)
but 5.0% or more

(ii)               Notwithstanding anything to the contrary set forth herein, if at any time that Investor has the right to nominate at least two (2) directors pursuant to this Section 2(c), the appointment of more than one (1) MIG Director would cause the Company to fail to comply with applicable listing requirements of The Nasdaq Stock Market, Investor shall have the right to nominate one (1) MIG Director and, in lieu of a second MIG Director, the right to identify one (1) individual that meets the Heightened Independence Standards for consideration as a director candidate by the Nominating Committee and the Board. To the extent that the Board reasonably determines that the proposed individual in lieu of a second MIG Director does not meet the Heightened Independence Standards or otherwise qualify to be a director of the Company, Investor shall be permitted to propose additional individuals in accordance with procedures substantially consistent with those set forth in Section 2(b) for Qualified Replacements of MIG Directors until an identified individual is approved as a director nominee.

(iii)             On the Regulatory Approvals Date and at any time thereafter that and for so long as Investor and its Affiliates collectively beneficially own seven and one-half percent (7.5%) of the outstanding shares of Class A Common Stock calculated on a fully diluted basis, one (1) MIG Director (which initially shall be the Initial MIG Director) shall be appointed to the Capital Committee, which shall consist of two (2) members. The election or appointment of the Initial MIG Director to the Capital Committee shall be effective on the Regulatory Approvals Date.

(d)                The following procedures shall be followed with respect to the designation and nomination of MIG Directors pursuant to Section 2(c):

(i)                 For purposes of whether Investor has a right to nominate one or more MIG Directors pursuant to Section 2(c), the beneficial ownership of the outstanding shares of Class A Common Stock on a fully diluted basis of Investor and its Affiliates, as applicable, shall be measured as of the record date for such meeting or written consent.

(ii)               No later than February 1 of each year, Investor shall identify to the Board its designee(s) for MIG Director(s) and provide the Company with a fully completed copy of the Company’s standard director & officer questionnaire (such notice a “Designation Notice”). Within five (5) business days following the Company’s receipt of such Designation Notice if reasonably desired by the Nominating Committee or the Board, the Company may complete a customary background check and arrange an interview with no more than two (2) members of the Board to reasonably and in good faith evaluate such designee(s) for directorship.

(iii)             Within ten (10) business days of receiving a Designation Notice in accordance with Section 2(d)(ii), the Board or any authorized committee thereof shall make a good faith and reasonable determination as to the suitability of the designee(s) for MIG Director(s) (such determination not to be unreasonably withheld, conditioned or delayed) and shall notify Investor of its determination in writing.

(iv)              With respect to each stockholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Ownership Period, the Company, the Nominating Committee and the Board shall nominate and recommend for approval by the Company’s stockholders MIG Directors (up to the number Investor is entitled to designate pursuant to Section 2(c)) or, to the extent that a MIG Director is unable to serve as a director of the Company (due to death, disability, incapacity, resignation or removal), any Qualified Replacement for election as a director of the Company, and the Company shall also solicit proxies for MIG Directors or Qualified Replacements to the same extent as it does for any of its other nominees to the Board; provided that (A) in the event that Investor fails to send a timely Designation Notice in order for the Company to nominate a new MIG Director, the MIG Director(s) then currently serving as a director shall be deemed to be Investor’s designee(s) for MIG Director(s) and (B) to the extent that the Board reasonably determines that the proposed MIG Director does not qualify as a Qualified Replacement, Investor shall be permitted to propose additional individuals in accordance with the procedures in Section 2(b) until a Qualified Replacement is approved.

(v)                Upon Investor’s beneficial ownership of the then-outstanding Class A Common Stock on a fully diluted basis falling below five percent (5.0%), all Board designation rights under this Section 2 shall terminate, and Investor shall cause each MIG Director then serving on the Board to promptly tender an irrevocable resignation from the Board and any committee thereof, effective upon acceptance by the Board.

(e)                Each of the MIG Directors, upon appointment or election to the Board, will be governed by the same protections and obligations as all other directors of the Company, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other governance matters. The Company agrees that it shall promptly offer to enter into an indemnification agreement with each MIG Director substantially similar to the indemnification agreements, if any, then in effect with the Company’s directors when each MIG Director becomes a member of the Board; provided that, if the Company has not entered into customary indemnification agreements with its directors, then the Company shall promptly offer to enter into an indemnification agreement with each MIG Director on customary terms and conditions.

(f)                 Commencing on the election or appointment of MIG Directors in accordance with this Agreement and thereafter for so long as at least one (1) MIG Director designated by Investor is serving as a member of the Board, Investor will, and will cause each of its Affiliates to, cause all shares of Class A Common Stock beneficially owned by Investor and its Affiliates as to which they are entitled to vote at any meeting of stockholders to be voted in favor of the election of each member of any slate of directors recommended by the Board that includes all director nominees designated by Investor pursuant to this Agreement with respect to such election; provided that each of the MIG Directors on the Board shall have voted in favor of such slate of director nominees.

(g)                The Company hereby agrees that during the Ownership Period it shall furnish the MIG Directors with the same financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course, subject to the same confidentiality, recusal, privilege, conflict, Company policy and fiduciary duty limitations applicable to the other members of the Board.

(h)                If the Company becomes a party to a consolidation, merger or other similar transaction that may result in Investor, or its Affiliates and/or the MIG Directors being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any MIG Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, (i) the Board will pre-approve such disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting Investor’s, its Affiliates’ and the MIG Directors’ interests (to the extent Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Class A Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by Investor, its Affiliates and/or the MIG Directors of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall use reasonable best efforts to require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of Investor, its Affiliates and the MIG Directors (for Investor and/or its Affiliates, to the extent such Persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

(i)                 In addition to its rights to designate director nominees pursuant to this Agreement, so long as Investor’s beneficial ownership of the then-outstanding Class A Common Stock on a fully diluted basis is at least five percent (5.0%), Investor shall have the right to appoint one (1) non-voting Board observer, who shall be entitled to attend and participate in all Board and committee meetings; provided, however, that the Board may exclude the Board observer from (a) any portion of a meeting involving matters in which Investor has a conflict of interest, as determined in good faith by a majority of the independent directors or (b) where the Board reasonably determines, upon advice of counsel, that the presence of the Board observer or the disclosure of information presented or discussed at such meeting would adversely affect the attorney-client privilege, the attorney work product doctrine or any other privilege or immunity of the Company or its counsel; and provided, further, that the Company shall have no obligation to provide to the Board observer any written materials, minutes, or other documents relating to any portion of a meeting from which the Board observer has been excluded pursuant to clause (a) or clause (b) above, or that the Board reasonably determines, upon advice of counsel, could not be disclosed to the Board observer without adversely affecting any such privilege or protection. The Board observer shall be subject to customary confidentiality obligations.

3.                   Registration Rights. The Company covenants and agrees as follows:

(a)                Request for Registration.

(i)                 If, on or after the date that is the first anniversary of the date of this Agreement, the Company shall have received a written request from one or more Holders (the Holders initiating such request, the “Initiating Holders”) that the Company effect the registration under the Securities Act of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall:

(A)              within ten (10) days of the receipt thereof, give written notice of such request to all Holders;

(B)              subject to the limitations of this Section 3(a), use its reasonable best efforts to effect a registration under the Securities Act of all of such Initiating Holders’ Registrable Securities as are specified in such request, together with all of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company as soon as practicable; and

(C)              file, as promptly as reasonably practicable following receipt of such request of the Initiating Holders in all other cases, a registration statement under the Securities Act covering all the Registrable Securities that the Holders shall in writing request to be included in such registration and to use its reasonable best efforts to have such registration statement declared effective.

(ii)               If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 3(a) and the Company shall include such information in the written notice referred to in Section 3(a)(i)(A). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All parties proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3(d)(v)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Holders of a majority of the Registrable Securities to be included in the underwriting and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3(a), if, in the case of a registration requested pursuant to Section 3(a), the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all Holders thereof desiring to participate in such underwriting (proportionate to the number of Registrable Securities then held by each such Holder). No Registrable Securities requested by any Holder to be included in a registration pursuant to Section 3(a) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.

(iii)             Notwithstanding the foregoing provisions of this Section 3(a), the Company shall not be obligated to effect, or take action to effect any registration pursuant to this Section 3(a) after the Company has already effected two (2) registrations initiated by the Holders pursuant to Section 3(a) in the immediately preceding twelve (12) month period; provided, however, that no registration of Registrable Securities that shall not have become and remained effective in accordance with Section 3(d) shall be deemed to be a registration for any purpose of this Section 3(a) unless such registration was withdrawn at the request of the Holders except under the circumstances described in the last clause of the first sentence of Section 3(f).

(iv)              Notwithstanding the foregoing provisions of this Section 3(a), in the event that the Company is requested to file any registration statement pursuant to this Section 3(a), the Company shall not be obligated to effect the filing of such registration statement:

(A)              during the six (6)-month period following the effective date of any other registration statement on Form S-1 or S-3 pertaining to an underwritten public offering of securities for the account of the Company; or

(B)              if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3(c) below; or

(C)              if the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a ninety (90)-day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act; or

(D)              if the Company shall furnish to the Holders requesting such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board (as evidenced by a written resolution of the Board), it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed or to remain effective as long as such registration statement would otherwise be required to remain effective, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration from the applicable Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 3(a)(iv)(D) more than once in any twelve (12)-month period.

(b)                Company Registration. If, at any time on or after the date that is the first anniversary of the date of this Agreement, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other equity securities (or securities convertible into equity securities) under the Securities Act in connection with the public offering of such securities (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a transaction described in Rule 145(a) of the Securities Act, a registration in which the only securities being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered, or a registration on Form S-4), the Company shall, at such time, promptly give each Holder of any Registrable Securities written notice of such registration. Upon the written request of any such Holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall use its reasonable best efforts to cause a registration statement covering the Registrable Securities that each such Holder has requested to be registered to become effective under the Securities Act; provided, however, that if the underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be included in such offering, then the number of selling stockholder securities to be included shall be reduced pro rata among all selling stockholders (including the Holders and any other stockholder exercising piggyback registration rights) in proportion to the number of securities each such selling stockholder has requested to be included. The Company shall have the right, in its sole discretion, to terminate or withdraw, and shall otherwise be under no obligation to complete, any offering of its securities it proposes to make under this Section 3(b) and shall incur no liability to any Holder for its failure to do so, whether or not such Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be paid by the Company in accordance with Section 3(g).

(c)                Shelf Registration.

(i)                 In case the Company shall receive from one or more Holders, at any time on or after the date that is the first anniversary of the date of this Agreement, a written request or requests that the Company effect a Shelf Registration with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(A)              promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(B)              use its reasonable best efforts to effect such registration as soon as practicable, and in any event to file within sixty (60) days of the receipt of such request a Shelf Registration Statement under the Securities Act covering all of the Registrable Securities which such Holders have requested to be registered and to use its reasonable best efforts to have such registration statement become effective, and to effect such qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3(c) if: (x) the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 3(c) a certificate signed by the Company’s Chief Executive Officer stating that, in the good faith judgment of the Board (as evidenced by a written resolution of the Board), it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of such Holder or Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period; or (y) during the period ending six (6) months after the effective date of a registration statement filed pursuant to Section 3(a).

(ii)               If the Holders intend to distribute any of the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 3(c) and the Company shall include such information in the written notice referred to in Section 3(c)(i)(A). The provisions of Section 3(a)(ii) shall be applicable to such request (with the substitution of Section 3(c) for references to Section 3(a)).

(d)                Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

(i)                 prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for (A) in the case of a registration required pursuant to Section 3(a), up to one hundred twenty (120) days or until such earlier time at which the distribution of securities contemplated by such registration statement has been completed and (B) in the case of a registration required pursuant to Section 3(c), the earlier of (x) such time as all Registrable Securities registered thereunder have been sold, and (y) such time as all Registrable Securities registered thereunder may be sold without restriction under SEC Rule 144 (such applicable period, the “Effectiveness Period”);

(ii)               prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its reasonable best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the Effectiveness Period;

(iii)             furnish to the Holders, such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)              use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such states and jurisdictions as shall be reasonably requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction unless already subject to such qualification, taxation or service;

(v)                in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(vi)              notify each Holder covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly file such amendments and supplements which may be required pursuant to Section 3(d)(ii) on account of such event and use its reasonable best efforts to cause each such amendment and supplement to become effective;

(vii)            use its reasonable best efforts to have furnished, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, if such securities are being sold through underwriters, to such underwriters on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3: (A) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and (B) a “comfort” letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any;

(viii)          apply for listing and use its reasonable best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is then listed;

(ix)              notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(x)                after such registration statement becomes effective, notify each selling Holder in writing of any request by the Commission that the Company amend or supplement such registration statement or prospectus;

(xi)              provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto; and

(xii)            without in any way limiting the types of registrations to which this Section 3 shall apply, in the event that the Company shall effect a Shelf Registration, the Company shall take all reasonable action, including, without limitation, the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Section 3.

(e)                Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of such securities, as shall be reasonably requested by the Company in connection with registration of its Registrable Securities.

(f)                 Expenses of Demand Registration. All expenses other than underwriters’ or brokers’ discounts and commissions relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 3(a), including (without limitation) all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum amount of $50,000), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 3(a) if the registration request is subsequently withdrawn at any time at the request of the Holders of a majority of the Registrable Securities to be registered in such registration (in which case all participating Holders shall bear such expenses pro rata in accordance with the number of Registrable Securities that were to be registered thereunder by each such Holder), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3(a); and provided, further, that if at the time of any withdrawal described in the foregoing clause the Holders have learned of a material adverse change in the condition, business or prospects of the Company (other than a change in market demand for its securities or in the market price thereof) from that known to the Holders requesting such registration at the time of their request that makes the proposed offering unreasonable in the good faith judgment of such Holders, then the Holders shall not be required to pay any of such expenses and the right to one demand registration pursuant to Section 3(a) shall not be forfeited. All underwriters’ and brokers’ discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 3(a) will be borne and paid ratably by the Holders of such Registrable Securities on the basis of the number of Registrable Securities registered on their behalf.

(g)                Expenses of Company Registration and Shelf Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 3(b) or Section 3(c) for each Holder, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum amount of $35,000, if the registration is pursuant to Section 3(b) or is a Shelf Registration on Form S-3 pursuant to Section 3(c), and $50,000, if the registration is a Shelf Registration on Form S-1 pursuant to Section 3(c)). Underwriters’ and brokers’ discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 3(b) or Section 3(c) will be borne and paid ratably by the Holders of such Registrable Securities on the basis of the number of Registrable Securities sold on their behalf.

(h)                Underwriting Requirements in Company Registration; Market Stand-Off.

(i)                 In connection with the registration or offering of the Company’s securities, upon the reasonable request of the Company and the managing underwriter of any underwritten offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of, any Registrable Securities (other than those included in the registration) without prior written consent of the Company, or such underwriters, as the case may be, for such period of time (not to exceed ninety (90) days from the effective date of such registration or offering thereafter) as the Company and the managing underwriter may reasonably specify; provided, however, that:

(A)              all executive officers and directors of the Company then holding Class A Common Stock of the Company shall enter into similar agreements for not less than the time period required of the Holders hereunder; and

(B)              the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements.

(i)                 Suspension. Notwithstanding anything herein to the contrary, the Company may suspend the use of any registration statement filed hereunder and any related prospectus, if the Company shall have furnished to the Holders of Registrable Securities included on such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board (as evidenced by a written resolution of the Board), because of valid business reasons, including without limitation any proposal or plan of the Company or any of its subsidiaries to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other transaction, or because of required disclosure or filings with the Commission, it is in the best interests of the Company to suspend such use, and prior to suspending such use the Company provides the affected Holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension (and, upon receipt of such notice, each Holder agrees not to sell any securities pursuant to the registration statement until such Holder is advised in writing that the related prospectus may be used, which notice the Company agrees to provide promptly following the lapse of the event or circumstances giving rise to such suspension); provided, however, that (A) no single suspension period under this Section 3(i) shall exceed forty-five (45) days, (B) the aggregate number of days during which the Company exercises any combination of its rights under this Section 3(i), Section 3(a)(iv)(D) and Section 3(c)(i)(B)(x) shall not exceed ninety (90) days in any twelve (12)-month period, and (C) the Company shall not be permitted to exercise any such right more than twice in any twelve (12)-month period. Each such Holder shall keep confidential any communications received by it from the Company regarding the suspension of the use of a registration statement and related prospectus (including the fact of the suspension), except as required by applicable law.

(j)                 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

(i)                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter or other aforementioned Person within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any issuer information (as defined in Rule 433 under the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act, (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made in the case of any prospectus, not misleading, or (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state or federal securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state or federal securities law. The Company will promptly reimburse each such Holder, officer, director, partner, member, agent, employee, legal counsel, accountants, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as incurred. The indemnity agreement contained in this Section 3(j)(i) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) a Violation that occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in such registration by or on behalf of such Holder or (B) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), an untrue statement or alleged untrue statement or omission or alleged omission that was contained in a preliminary prospectus and corrected in a final, amended or supplemented prospectus (including a free writing prospectus) delivered to such Holder or underwriter a reasonable period of time prior to the time of such sale, and such Holder or underwriter failed to deliver a copy of such final, amended or supplemented prospectus (including a free writing prospectus) at or prior to the time of sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which the delivery of such final, amended or supplemented prospectus (including a free writing prospectus) would have eliminated such loss, claim, damage or liability.

(ii)               Each Holder that includes any Registrable Securities in any registration statement will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any registration statement or prospectus and agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, each other selling Holder and each Person, if any, who controls a selling Holder within the meaning of the Securities Act against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, Holder or controlling Person may become subject, under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in such registration, and each such Holder will promptly reimburse any legal or other expenses reasonably and actually incurred by the Company or any such director, officer, Holder or controlling Person in connection with investigating or defending any such loss, claim, damage, liability, or action, as incurred; provided, however, that the liability of any Holder hereunder shall be limited to the proceeds from the offering received by such Holder (net of any underwriting discounts, commissions or other selling expenses); and provided, further, that the indemnity agreement contained in this Section 3(j)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed), nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall the Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final, amended or supplemented prospectus (including a free writing prospectus), and the Company or such underwriter failed to deliver a copy of such final, amended or supplemented prospectus (including a free writing prospectus) at or prior to the time of sale of the securities to the Person asserting any such loss, claim, damage or liability and the delivery of such final, amended or supplemented prospectus (including a free writing prospectus) would have eliminated such loss, claim, damage or liability. The obligations of the Holders hereunder are several, not joint.

(iii)             Promptly after receipt by an indemnified party under this Section 3(j) of notice of the commencement of any action (including any governmental action) for which the party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3(j), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 3(j) to the extent, and only to the extent, of such prejudice.

(iv)              In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any indemnified party exercising rights under this Agreement, or any controlling Person of any such indemnified party, makes a claim for indemnification pursuant to this Section 3(j) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3(j) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such indemnifying party or any such controlling Person in circumstances for which indemnification is provided under this Section 3(j), then, and in each such case, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damages or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damages or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any other amounts paid by such Holder pursuant to this Section 3(j), shall exceed the aggregate net proceeds received by such Holder in the offering out of which such loss, liability, claim, damage or expense arose. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, in no event shall such Holder’s liability pursuant to this Section 3(j)(iv), when combined with any amounts paid or payable by such Holder pursuant to Section 3(j)(ii), exceed proceeds received by such Holder from the offering out of which the loss, liability, claim, damage or expense arose (net of any underwriting discounts, commissions or other selling expenses).

(v)                Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten offering, the obligations of the Company and the Holders under this Section 3(j) shall survive the sale, if any, of the Registrable Securities and the completion of any offering of Registrable Securities in a registration statement.

(k)                Reports Under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, and with a view to making it possible for Holders to have the resale of the Registrable Securities registered pursuant to a registration statement on Form S-3, the Company shall use its reasonable best efforts to:

(i)                 make and keep adequate public information available, as those terms are understood and defined in SEC Rule 144, for so long as the Company is subject to the periodic reporting requirements under Section 13 or Section 15(d) of the Exchange Act;

(ii)               take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(iii)             file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iv)              furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (A) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), and (B) such other documents as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

(l)                 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by any Holder to a “permitted transferee” pursuant to this Section 3(l) and by such transferee to a subsequent permitted transferee, but only if such rights are transferred with all related obligations hereunder. A “permitted transferee” means (i) any Affiliate of Investor or any investment fund or managed account managed or advised by Investor or an Affiliate of Investor, or (ii) any other Person or entity that acquires Registrable Securities from the Holder in a single transaction and, following such transfer, beneficially owns Registrable Securities representing at least two percent (2.0%) of the then-outstanding Class A Common Stock on a fully diluted basis; provided that, in each case, such transferee enters into a written joinder to this Agreement in form and substance reasonably acceptable to the Company.

(m)              Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company relating to registration rights unless such agreement includes: (i) to the extent such agreement would allow such holder or prospective holder to include such securities in any registration statement filed under Section 3(a), Section 3(b) or Section 3(c) hereof, a provision that the number of securities of such holder or prospective holder that may be included in any such registration shall be reduced pro rata with the Registrable Securities of the Holders in the event an underwriter or the Company (in the case of a non-underwritten offering) determines that the total number of securities to be included must be limited, such that the Holders shall not be treated less favorably than such other holder or prospective holder with respect to any such cutback; and (ii) in the case of any holder or prospective holder that does not beneficially own, or would not upon issuance beneficially own, at least five percent (5.0%) of the then-outstanding Class A Common Stock on a fully diluted basis, a provision preventing such holder or prospective holder from making a demand for registration; provided, however, that the restriction set forth in clause (ii) shall not apply to the grant of rights permitting a holder or prospective holder to sell registrable securities pursuant to or off of an effective Shelf Registration Statement (including any shelf takedown or resale registration right that does not itself constitute a right to demand the filing of a new registration statement).

(n)                Termination of Registration Rights. The registration obligations of the Company pursuant to this Section 3 shall terminate with respect to any Holder on the first date upon which all of the remaining Registrable Securities then held or issuable to such Holder (together with any other Affiliate of Holder) could be sold under SEC Rule 144 without restriction.

4.                   ROFO Rights.

(a)                Sale of New Securities. Subject to the terms and conditions of this Section 4, Investor shall have the right to purchase up to its pro rata share (based on its beneficial ownership of the then-outstanding Class A Common Stock on a fully diluted basis) of all issuances of equity or securities convertible into, exercisable for, or exchangeable for equity in the Company from the Closing Date to the earliest of (i) the third (3rd) anniversary of the date of this Agreement, (ii) the date Investor and its Affiliates collectively beneficially own less than seven and one-half percent (7.5%) of the then-outstanding shares of Class A Common Stock calculated on a fully diluted basis, and (iii) the consummation of a Change of Control (as defined below), if at any time or from time to time after the Closing Date, the Company makes any public or non-public offering of any equity securities (including Class A Common Stock or preferred shares, options or debt that is convertible into, exercisable for, or exchangeable for equity securities or that includes an equity component, such as an “equity” kicker, including any hybrid security) (any such security, a “New Security”) for cash (other than (i) pursuant to the granting of employee equity awards, in each case in the ordinary course of equity compensation awards or stock purchase plans or dividend reinvestment plans, (ii) issuances for the purposes of consideration in acquisition transactions, (iii) issuances of Class A Common Stock pursuant to at-the-market offering, equity line of credit and similar programs, (iv) issuances in connection with any rights offering to all stockholders of the Company on a pro-rata basis, (v) issuances upon the conversion, exchange or exercise of any outstanding convertible securities, warrants or options existing as of the date hereof or issued after the date hereof in compliance with this Agreement, (vi) issuances pursuant to the Equity Interest Payment Agreement, dated January 24, 2025, by and among the Company, Atlas Capital Resources (A9) LP, Atlas Capital Resources (A9-Parallel) LP and Atlas Capital Resources (P) LP, or (vii) issuances pursuant to the sponsor incentive rights under the Other Investor Rights Agreement (as defined in the Subscription Agreement)), Investor shall be afforded the opportunity to acquire from the Company for the same price and on the same terms as such New Securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its then proportionate Class A Common Stock-equivalent interest. The amount of New Securities that Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (A) the total number of such offered shares of New Securities by (B) a fraction, the numerator of which is the number of shares of Class A Common Stock beneficially owned by Investor, and the denominator of which is the number of shares of Class A Common Stock then outstanding on a fully diluted basis (including, for the avoidance of doubt, all shares of Class A Common Stock issuable upon conversion of all outstanding shares of Class B Common Stock). For purposes of this Section 4, “Change of Control” means any merger, consolidation, sale of all or substantially all of the Company’s assets, or any other transaction or series of related transactions as a result of which any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than Investor and its Affiliates acquires beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities.

(b)                Notice. In the event the Company proposes to offer New Securities, it shall deliver to Investor a written notice describing in reasonable detail the material terms of the proposed offering, including the type of securities proposed to be sold, the aggregate amount sought to be raised, the aggregate amount that Investor has the right to purchase, the anticipated pricing methodology, the anticipated closing timeline and the other material terms upon which the Company proposes to offer the same, no later than ten (10) business days prior to the commencement of such offer or sale, as the case may be, or six (6) business days prior to the commencement of such offer in the case of an underwritten public offering of Class A Common Stock or preferred shares on an “overnight” or equivalent expedited offering (an “Expedited Offering”). Investor shall have seven (7) business days (four (4) business days in the case of an Expedited Offering) from the date of receipt of such a notice to notify the Company in writing that it intends to exercise such purchase rights and as to the amount of New Securities Investor desires to purchase. Such notice shall constitute a non-binding indication of interest to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of Investor to respond within such seven (7) business day period (or four (4) business day period in the case of an Expedited Offering) shall be deemed to be a waiver of the rights under this Section 4 only with respect to the offering described in the applicable notice.

(c)                Purchase Mechanism. If rights are exercised pursuant to this Section 4, the closing of the purchase of the New Securities with respect to which such right has been exercised shall occur simultaneously with the closing of the applicable offering or as promptly as practicable thereafter, subject to receipt of any required regulatory or stockholder approval. The Company may consummate the applicable offering before Investor’s purchase if delaying the offering would reasonably be expected to adversely affect the Company or the financing, in which case the Company shall use reasonable best efforts to provide Investor with a post-closing opportunity to purchase its applicable portion of the New Securities on the same terms, to the extent permitted by applicable law and listing standards of The Nasdaq Stock Market or the national securities exchange on which the Company’s Class A Common Stock is then listed. Each of the Company and Investor agrees to use its reasonable best efforts to secure any regulatory or other consents or stockholder approval, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)                Failure of Purchase. In the event rights provided in this Section 4 are not exercised within the prescribed period or, if so exercised, Investor is unable to consummate such purchase within the time period specified in Section 4(c) above, the Company shall thereafter be entitled during the period of sixty (60) days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4 or that Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price per security not less than the price specified in the Company’s notice to Investor and on terms not materially more favorable to the purchasers thereof than those set forth in such notice. In the event the terms upon which the New Securities are proposed to be offered to third parties are materially more favorable to such third parties than those specified in the Company’s notice to Investor, the Company shall promptly provide written notice to Investor of such revised terms, and Investor shall have seven (7) business days following receipt of such notice to elect to purchase up to its pro rata share of the New Securities at such revised, more favorable terms. If Investor elects to participate, the closing shall occur simultaneously with, or promptly following, the closing with such third parties. If Investor does not elect to participate within such seven (7) business day period, the Company may proceed to sell the New Securities to such third parties on such revised terms without any further obligation to Investor with respect to such offering. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within the sixty (60) day period specified above (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to Investor in the manner provided above.

(e)                Assignment. Investor may assign its rights pursuant to this Section 4 to one or more of its Affiliates.

5.                   Sponsor Incentive. Investor will be entitled to project-level acquisition fees and/or promote incentives (the “Sponsor Incentive”), to be paid in the form of cash or shares of Class A Common Stock, for services provided to the Company after the date of this Agreement relating to finding properties to be used as powered land that results in an acquisition and finding appropriate tenants; provided, that (i) any such fees shall be on arm’s-length terms and at rates consistent with market practice for comparable services and (ii) any such arrangement shall be subject to the prior approval of a majority of the Company’s independent and disinterested directors; to the extent required pursuant to the Company’s Related Party Transaction Policy, the Audit Committee of the Board; and to the extent required pursuant to applicable law or regulation, the United States Federal Energy Regulatory Commission and the New York State Public Service Commission.

6.                   Recapitalization or Exchange Affecting the Company’s Capital Stock. The provisions of this Agreement shall apply in accordance with its terms with respect to all of the shares of beneficial interest of the Company or any successor thereto (including a successor by merger or consolidation) or that may be issued in respect of, in exchange for, or in substitution of such shares, as applicable, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

7.                   Confidentiality. Investor will, and will direct its Affiliates and its and their respective representatives to, keep confidential any Confidential Information concerning the Company, its subsidiaries or its Affiliates that may be furnished to Investor, its Affiliates or their respective representatives by or on behalf of the Company or any of its representatives pursuant to this Agreement, provided that the Confidential Information may be disclosed (a) to Investor’s Affiliates, its and their, direct and indirect equityholders, limited partners or members and its and their respective representatives on a need-to-know basis (including in connection with investor reporting activities) (provided that Investor’s Affiliates and the respective representatives agree to maintain the confidentiality of such Confidential Information and Investor will remain liable for any damages arising out of a failure by Investor’s Affiliates and the respective representatives to keep such Confidential Information confidential in accordance with the provisions hereof unless such Affiliate or representative has entered into a confidentiality agreement enforceable by the Company), and (b) in the event that Investor, any of its Affiliates or any of its or their respective representatives are requested or required by applicable law, regulation, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances Investor, its Affiliates and its and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure. Investor acknowledges that it is aware, and that it has advised and will advise its Affiliates and its and their respective representatives who receive the Confidential Information, that applicable securities laws prohibit any Person who has received material non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities, and Investor agrees to comply, and to cause its Affiliates and its and their respective representatives to comply, with all applicable federal and state securities laws with respect to the Confidential Information.

8.                   Miscellaneous.

(a)                Successors and Assigns. Except as set forth in Section 3(l) and Section 4(e), any assignment of this Agreement or any of the rights or obligations under this Agreement by any of the parties hereto (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other parties hereto; provided, however, that the rights under this Agreement may be assigned (but only with all related obligations) by Investor to one or more of its Affiliates so long as the assignee(s) agree in writing to be bound by the terms and conditions of this Agreement; provided, further, that any such assignment shall not release, or be construed to release the assignor from its duties and obligations under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b)                Termination. This Agreement shall terminate at such time as Investor and its Affiliates collectively beneficially own less than two percent (2.0%) of the then-outstanding Class A Common Stock calculated on a fully diluted basis, or if earlier, at such time as all Registrable Securities then held or issuable to Investor and its Affiliates could be sold without restriction under SEC Rule 144; provided that (i) the participation rights set forth in Section 4 shall terminate as provided therein, and (ii) the board nomination and observer rights set forth in Section 2 shall terminate as provided therein; and provided further that any termination of this Agreement shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(c)                Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to choice of or conflict of law provisions or rules that would result in the application of any law other than the law of the State of New York.

(d)                Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by portable document format (pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)                Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)                 Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:

If to the Company:

1159 Pittsford-Victor Road, Suite 240
Pittsford, New York 14534
Attention: Chief Executive Officer
Telephone: ***
E-mail: ***

with a copy (which shall not constitute notice) to:

Raines Feldman Littrell LLP
1350 Avenue of the Americas
New York, New York 10019
Attention: Gregg Shulklapper
E-mail: ***

and

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Kenneth Silverman
E-mail: ***

If to Investor:

c/o Machine Investment Group
11 W. 42nd Street, 24th Floor
New York, NY 10036
Attention: Matthew Lambert
Telephone: ***
E-mail: ***

with a copy (which shall not constitute notice) to:

Jones Day
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Brad Brasser
Telephone: ***
E-mail: ***

(g)                Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h)                Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(i)                 Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.

(j)                 Governing Documents. Subject to compliance with applicable laws, rules and regulations, the Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Ownership Period, the Governing Documents are not inconsistent with the provisions of this Agreement. The Governing Documents shall continue to allow attendance at meetings of the Board and the committees of the Board through telephone conference or video conference.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title:

MIG REF II INFR, LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]